As filed with the Securities and Exchange Commission on May 5, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COTERRA ENERGY INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3072771
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Three Memorial City Plaza

840 Gessner Road, Suite 1400

Houston, Texas 77024

Telephone: (281) 589-4600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Coterra Energy Inc. 2023 Equity Incentive Plan

(Full title of the plan)

Adam M. Vela

Vice President and General Counsel

Coterra Energy Inc.

Three Memorial City Plaza

840 Gessner Road, Suite 1400

Houston, Texas 77024

Telephone: (281) 589-4600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

John A. Elofson

Davis Graham & Stubbs LLP

1550 17th Street, Suite 500

Denver, Colorado 80201

(303) 892-9400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

EXPLANATORY NOTE

This Registration Statement is being filed by Coterra Energy Inc., a Delaware corporation (“Coterra”), in connection with the registration of 22,950,000 shares of its common stock, par value $0.10 per share (“Common Stock”) pursuant to the Coterra Energy Inc. 2023 Equity Incentive Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the employee benefit plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants under the Plan as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 under the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. Coterra will maintain a file of such documents in accordance with the provisions of Rule 428 under the Securities Act. Upon request, Coterra will furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

This Registration Statement incorporates herein by reference the following documents, which have been filed with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•	Coterra’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022;

•	Coterra’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023;

•	Coterra’s Current Reports on Form 8-K filed with the Commission on March 16, 2023 and May 5, 2023;

•	Coterra’s Definitive Proxy Statement on Schedule 14A for its 2023 Annual Meeting of Stockholders, filed with the Commission on March 20, 2023, to the extent incorporated by reference in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022; and

•

the description of the Common Stock contained in Coterra’s Registration Statement on Form 8-A filed on January 24, 1990, as updated by Exhibit 4.1 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, together with any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective date of filing of such documents (other than current reports furnished under Item 2.02 and Item 7.01 of Form 8-K).

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment or supplement to this Registration Statement or in any document that is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director or officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and others in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such director or officer against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

Section 40 of Coterra’s bylaws provides for indemnification of Coterra’s directors and officers to the full extent permitted by law, as now in effect or later amended. Section 40 of Coterra’s bylaws provides that expenses incurred by a director or officer in defending a suit or other similar proceeding shall be paid by Coterra upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to be indemnified by Coterra.

Additionally, Coterra’s certificate of incorporation contains a provision eliminating the personal liability of Coterra’s directors to Coterra or Coterra’s stockholders for monetary damages for breaches of the fiduciary duty of care as a director. As a result, Coterra’s stockholders may be unable to recover monetary damages against directors for negligent or grossly negligent acts or omissions in violation of their duty of care. The provision does not change the liability of a director for breach of his duty of loyalty to Coterra or to Coterra’s stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for the declaration or payment of dividends in violation of Delaware law, or in respect of any transaction from which a director receives an improper personal benefit.

In addition to the indemnification provisions in Coterra’s certificate of incorporation and Coterra’s bylaws, Coterra has taken such other steps as are reasonably necessary to effect its indemnification policy. Included among such other steps is liability insurance provided by Coterra for its directors and officers for certain losses arising from claims or charges made against them in their capacities as directors or officers of Coterra. Coterra has also entered into indemnity agreements with individual officers. These agreements generally provide such officers with a contractual right to indemnification to the full extent provided by applicable law and Coterra’s bylaws as in effect at the respective dates of such agreements.

Coterra has placed in effect insurance which purports (1) to insure it against certain costs of indemnification which may be incurred by it pursuant to the aforementioned bylaw provision or otherwise and (2) to insure Coterra’s officers and directors and of specified subsidiaries against certain liabilities incurred by them in the discharge of their functions as officers and directors except for liabilities arising from their own malfeasance.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
4.1*	Restated Certificate of Incorporation of Coterra Energy Inc. (incorporated herein by reference to Exhibit 3.3 to Coterra’s Current Report on Form 8-K filed with the Commission on October 1, 2021).
4.2*	Amended and Restated Bylaws of Coterra Energy Inc. (incorporated herein by reference to Exhibit 3.4 to Coterra’s Current Report on Form 8-K filed with the Commission on October 1, 2021).
4.3*	Form of Certificate of Common Stock of Coterra Energy Inc. (incorporated herein by reference to Exhibit 4.3 to the Registration Statement on Form S-8 of Coterra (Registration No. 333-260035) filed with the Commission on October 5, 2021).
4.4	Coterra Energy Inc. 2023 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.1 to Coterra’s Current Report on Form 8-K filed with the Commission on May 5, 2023).
5.1	Opinion of Davis Graham & Stubbs LLP.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of DeGolyer and MacNaughton.
23.3	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (included on signature page).
107	Filing Fee Table.

*	Incorporated by reference to the filing indicated.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Coterra Energy Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 5, 2023.

COTERRA ENERGY INC.

By:	/s/ THOMAS E. JORDEN
Thomas E. Jorden
Chairman, Chief Executive Officer and President

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Thomas E. Jorden, Scott C. Schroeder, Todd M. Roemer, Marcus G. Bolinder and Adam M. Vela, as such person’s true and lawful attorney-in-fact and agent, with full power to act separately and full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or such person’s substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 5th day of May, 2023.

Name	Title

/s/ THOMAS E. JORDEN	Chairman, Chief Executive Officer and President (Principal Executive Officer)
Thomas E. Jorden
/s/ SCOTT C. SCHROEDER	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Scott C. Schroeder
/s/ TODD M. ROEMER	Vice President and Chief Accounting Officer (Principal Accounting Officer)
Todd M. Roemer
/s/ DAN O. DINGES	Director
Dan O. Dinges
/s/ DOROTHY M. ABLES	Director
Dorothy M. Ables
/s/ ROBERT S. BOSWELL	Director
Robert S. Boswell
/s/ AMANDA M. BROCK	Director
Amanda M. Brock
/s/ PAUL N. ECKLEY	Director
Paul N. Eckley
/s/ HANS HELMERICH	Director
Hans Helmerich
/s/ LISA A. STEWART	Director
Lisa A. Stewart
/s/ FRANCES M. VALLEJO	Director
Frances M. Vallejo
/s/ MARCUS A. WATTS	Director
Marcus A. Watts